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                                                                  EXHIBIT 99.1
[LOGO OF ACE LIMITED]

NEWS RELEASE

FOR IMMEDIATE RELEASE             Investor Contact:   Helen M. Wilson
                                                      Investor Relations
                                                      ACE Limited
                                                      (441) 299-9283


              ACE and Tempest Agree to Revised Amalgamation Terms
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                     and Reschedule Shareholders Meetings
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HAMILTON, Bermuda, June 19, 1996 -- ACE Limited (NYSE: ACL) and Tempest

Reinsurance Company Limited announced today that they have revised the terms of their previously announced amalgamation. Subject to shareholder approval, the

Amalgamation is expected to close on July 1, 1996. Tempest also announced that its board of directors has terminated discussions with IPC Holdings, Ltd.



Under the amended amalgamation agreement, Tempest's shareholders will receive a cash dividend, ordinary shares in ACE Limited and a "Guaranteed Value Cash

Dividend" of up to $50 million. Tempest's "Net Assets" (as defined in the amended amalgamation agreement) at the closing date are expected to be $452.5 million, less any dividend declared with respect to the "Guaranteed Value Cash

Dividend". In addition, the 42 percent loss ratio provision has been removed from the calculation of Tempest's "Net Assets" and the ability of either party to terminate the transaction if the "Average Closing Price" (used in determining the number of ACE ordinary shares to be issued in the transaction) is greater than $49.00 has been eliminated.



Tempest's board of directors will determine, in its sole discretion, the allocation of "Net Assets" in excess of $452.5 million among the Tempest shareholders, including General Re Corporation ("General Re"). The

Tempest board currently estimates that General Re will receive aggregate consideration of approximately $216 million for its shares and options and for the termination of its underwriting services contract.


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[LOGO OF ACE LIMITED]

NEWS RELEASE



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The "Guaranteed Value Cash Dividend" will be calculated as the difference between $49.00 and the "ACE Closing Price" multiplied by approximately 13.3 million. The "ACE Closing Price" will be equal to the weighted average trading price of ACE's ordinary shares on three of the following four days: (i) the two

NYSE trading days immediately before the closing date, (ii) the closing date and

(iii) the NYSE trading day immediately following the closing date, with the day on which the lowest weighted average trading price of ACE's ordinary shares occurs being excluded. The "Guaranteed Value Cash Dividend" shall in no event be greater than $50 million.



ACE and Tempest have also agreed that if the amalgamation is approved by

Tempest's shareholders, Tempest's board of directors will not have the right to consider acquisition proposals from third parties for a certain period,

and Tempest and ACE will no longer have the contractual right to terminate the amalgamation agreement under  certain circumstances.



Brian Duperreault, ACE's chairman, president and chief executive officer, stated

"We look forward to approval of the amalgamation and related transactions by

Tempest and ACE shareholders and closing the ACE/Tempest transaction shortly thereafter. The ACE/Tempest transaction will diversify ACE's overall risk profile and expand ACE's customer base."



Donald Kramer, Tempest's co-chairman, commented "We are delighted with the revised agreement with ACE. The combination of Tempest and ACE will provide

Tempest shareholders with superior value and an investment in a large,

diversified international property and casualty insurance company. The entire board of directors is pleased to have been able to provide Tempest shareholders with a superior offer and substantial liquidity for their investment."


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[LOGO OF ACE LIMITED]

NEWS RELEASE

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James Gustafson, chairman and chief executive officer of General Reinsurance

Corporation, said "We are very pleased with the revised terms of the agreement and General Re currently intends to vote in favor of the transaction."



ACE also announced that it has set Monday July 1, 1996 as the new date for the extraordinary general meeting of shareholders previously scheduled for June 19 to vote on the issuance of ACE ordinary shares in the amalgamation with Tempest.



Tempest also announced that it has set Thursday June 27, 1996 as the new date for the special general meeting of members previously scheduled for June 19 to vote on its amalgamation with ACE.



A supplement to the Joint Proxy Statement/Prospectus previously delivered to ACE and Tempest shareholders containing information concerning the amended amalgamation agreement, certain recent developments and other important information relating to the ACE/Tempest transaction will be provided as soon as possible. Accompanying the supplement will be a proxy card to be used to vote at the meetings. Shareholders of ACE that have already submitted a proxy card do not need to submit an additional proxy card unless they wish to change their vote.



The ACE group of companies specializes in catastrophe insurance for a diverse group of international clients. ACE Limited's Bermuda subsidiaries are leading providers of high level excess and directors and officers liability insurance,

and also provide satellite, aviation, excess property and financial lines coverages. ACE owns a majority interest in Methuen Group Limited and provides corporate capital to Lloyd's syndicates managed by Menthuen's managing agency.

At March 31, 1996, ACE Limited had over $1.5 billion in shareholders' equity and

$3.5 billion in assets.

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